Exhibit 5.3

November 5, 2014

Omnicare, Inc.

900 Omnicare Center

201 E. Fourth Street

Cincinnati, Ohio 45202

Re:	Opinion as NCS HealthCare of Illinois, LLC

Ladies and Gentlemen:

We have been retained as local counsel for Illinois law and have been requested to provide an opinion of counsel under Illinois law with reference to NCS HealthCare of Illinois, LLC , an Illinois limited liability company (the “Subsidiary”) in connection with the Subsidiary’s guarantees of debt securities to be issued by Omnicare, Inc. (“Omnicare”), pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”) , between the Company and the trustee party thereto or (ii) a subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures” and, each an “Indenture”), between the Company and U.S. Bank National Association (successor trustee to SunTrust Bank), as trustee, dated June 13, 2003, which were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Company’s registration statement on Form S-3 (the “Registration Statement”) on November 5, 2014. We have not represented Omnicare, Inc. or any of its Subsidiaries generally and do not represent Omnicare or its subsidiaries on any other matter. Unless otherwise defined herein, the definitions in the Indenture apply to this letter.

We have assumed that Omnicare has duly executed and delivered all documents required of it pursuant to the Indentures and that all of its obligations thereunder are binding upon it and enforceable in accordance with all provision of applicable law.

I. Good Standing

We have first examined and have relied upon and assumed the accuracy and completeness of the records of the website of the Illinois Secretary of State where corporate, limited partnership and limited liability company registration records are maintained. As of October 21, 2014, the Subsidiary was in good standing according to the Illinois Secretary of State records. We have examined a Certificate of good standing dated October 20, 2014.

Our opinion then is as follows:

1)	With respect to the above Subsidiary, as of the date of this letter, but not later than November 5, 2014, the Subsidiary was duly formed as an Illinois limited liability company under Illinois law.

2)	The Subsidiary is in good standing in the State of Illinois and is active and authorized to do business in Illinois, and is therefore prima facie empowered to take all acts consistent with Illinois limited liability company law and the articles of organization, as amended, and operating agreement as they are in effect as of this date.

The opinion is conditioned upon no order or decree of any court having been entered appointing a receiver or trustee for the Subsidiary, no court having modified the authority of the Subsidiary, and no court or the Subsidiary having taken an action to dissolve the Subsidiary without our knowledge, and that no proceeding under the Bankruptcy Code has been filed.

II. Corporate Authority to Execute Guarantee and Enforceability of Subsidiary Guarantee

We have examined the following documents which have been represented to us as the current and complete currently applicable Articles of Organization and Operating Agreement (hereafter collectively referred to as the “Subsidiary Company Documents”).

1) Articles of Organization of NCSILL Acquisition Sub, LLC dated November 3, 2005.

2) Articles of Amendment filed January 4, 2006 evidencing the withdrawal of one sole member in favor of another sole member.

3) Articles of Merger filed July 14, 2006 of NCS HealthCare of Illinois, Inc. and NCSILL Acquisition Sub, LLC with NCS HealthCare of Illinois LLC as the surviving entity.

4) Limited Liability Company Agreement of NCS HealthCare of Illinois, LLC dated July 12, 2006

We have examined a form of the Senior Notes Indenture. We have also examined the Subordinated Notes Indenture.

We assume that the signatures on the documents of the limited liability company and any predecessor and the signatures of the member(s) of the limited liability company are the genuine signatures of the persons purporting to sign the documents. For purposes of this opinion, Omnicare and the Subsidiary may rely on a certificate of the Manager, Managing Member, President or the Secretary of the Subsidiary that to the best of the knowledge of the duly authorized officer executing the guarantee, the signatures on the Subsidiary Company Documents are genuine and were duly authorized at the time of execution.

We are relying on the required certificates for the truth of the matters contained therein.

Relying on the documents provided to us and relying on the statements in the above-stated certificates that those are the only documents which are the Articles and by-laws/operating agreement, we reach the following conclusions:

1) The Subsidiary has the corporate power and capacity under Illinois law to guarantee the Debt Securities pursuant to the terms of the Indentures and has the corporate power and capacity under Illinois law to perform the Subsidiary’s obligations with respect to the guarantee of the debt securities in the Indentures.

2) Accordingly, the guarantee by the Subsidiary under the Indentures, upon being duly authorized by all necessary limited liability company action, executed by all of the members of the Subsidiary, and delivered, will be validly authorized, executed and delivered for Illinois corporate law purposes by the Subsidiary.

Qualifications to opinion:

This letter is furnished to Omnicare, Inc. and its Subsidiary at their request, and is furnished for the benefit of the Trustee under each Indenture solely in their capacity as a Trustee, and the Holder(s) of a Security(ies), as defined in each respective Indenture. We give no opinion as to the adequacy of any securities disclosure or compliance with any securities law. The information set forth herein is limited to the period through the date of this letter except as to later dates set forth in this letter, and we undertake no obligation or responsibility to update or supplement this opinion in response to or to make you aware of subsequent changes in the status of Omnicare or any subsidiary with respect to which this opinion is being rendered, or the law or future events or information affecting the transactions contemplated by the documents relating to this transaction. We have conducted no investigation or review of the business of Omnicare, or the Guarantor referenced in this letter, except as specifically delineated in this letter. The foregoing opinion should not be construed as relating to any matter other than the specific matters discussed herein. We express no opinion with respect to compliance by Omnicare or the Subsidiary under any U.S. or state securities laws.

We express our opinion under Illinois law only without regard to choice of law or conflicts of law provisions. The rights of any Holder of Securities as defined in the Indenture, and the enforceability of the securities, the Indenture, indemnifications, and any other agreements or obligations referred to herein are subject to (i) the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or a court of equity), including without limitation, judicial limitations on rights to specific performance, and concepts of materiality, reasonableness, good faith and fair dealing; (ii) the valid exercise of the constitutional powers of the United States of America and of the sovereign police and taxing powers of state or other governmental units having jurisdiction; and (iii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws heretofore or hereafter in effect affecting creditors’ rights generally, (iv) judicially developed doctrines in these latter areas, such as substantive consolidation of entities and equitable subordination, and (v) adequacy or fairness of consideration received by a particular corporate entity, including the Subsidiary; and limitations on enforceability of rights to attorneys’ fees and expenses. Enforceability of the provisions pertaining to indemnification and our opinion herein may also be further limited by applicable securities laws and public policy. Without limiting the generality of the foregoing, under the Bankruptcy Reform Act of 1978, as amended by the Bankruptcy Amendments and Federal Judgeship Act of 1984, provisions thereof providing for acceleration of maturity in the event of insolvency or bankruptcy may be invalid, and the rights and remedies of acceleration and foreclosure, if any, under such circumstances may not be enforceable. In addition, enforcement of the securities and the Indenture may each be limited to the extent that a court of competent jurisdiction would determine that adequate consideration or value has not been received by Omnicare, Inc, or the applicable Subsidiary to which this opinion pertains to support the Subsidiary’s respective guarantee and any grant of security interests.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm of White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

DANEKER, McINTIRE, SCHUMM,

PRINCE, MANNING & WIDMANN, P.C.

/s/Brooke Schumm III

BY: Brooke Schumm III